EXHIBIT 99.1 – Press release

For Release Before Market Opens
January 12, 2012

Peoples Educational Holdings, Inc. Reports Fiscal Second Quarter Results

Saddle Brook, New Jersey, January 12, 2012 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its financial results for the three and six months ended November 30, 2011.

Brian Beckwith, President and CEO, commented on the results.  “Revenue for the six months ended November 30, 2011 continues to reflect challenges in the supplemental education material market as schools continue to react to budgetary shortfalls and have been delaying or reducing orders, and in some instances not purchasing new materials for the classrooms.   These circumstances continue to have an adverse impact on our revenue.  Net revenue for the six month period ended November 30, 2011 was $16.6 million, a decline of $2.7 million and 13.9% from the same period in the prior year.  Although all three of our product groups experienced revenue declines, the Test Preparation,  Assessment and Instruction product group accounted for $1.8 million of the decline.  This is primarily a result of a decline in revenue generated out of Texas. Texas is currently transitioning to new standards and tests; therefore, schools and districts have reduced their expenditures. Although this change has had a short-term impact on our revenue, it creates future opportunities as educators are in need of products supporting these new standards and tests. In addition, we have recently released materials for the Texas End-of-Course (EOC) exit exams.  This is the first year these EOC tests will count, and there is a significant amount of anxiety with educators regarding students’ preparation for these tests. Initial market feedback on our EOC products has been favorable, and we are optimistic about the revenue potential for these products for the balance of fiscal 2012 and beyond.”

Financial and Operating Results for the Six Months Ended November 30, 2011

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Total revenue was $16.6 million, compared to $19.3 million during the same period in the prior year. Test Preparation, Assessment and Instruction product group revenue was $7.3 million, compared to $9.1 million in the prior year. College Preparation revenue was $8.7 million, compared to $9.0 million in the prior year. Literacy revenue was $601,000, compared to $1.2 million in the prior year.

•	Selling and marketing expenses declined from $4.6 million and 23.6% of revenue in the prior year, to $3.7 million and 22.5% of revenue in the current year.

•	General and administrative expenses were $2.1 million, a decline of 6.1% from the prior year.

•	Entered into a new multi-year distribution agreement with one of our existing college publishers.

•	End-of-Course materials in Texas for Algebra, Biology, English and Geometry were released.

•
Net income for the six months was $2,000, compared to $471,000 in the prior year. However, Non-GAAP net income, which excludes nonrecurring costs and adjusts for the difference between prepublication expenditures and amortization, increased $480,000 to $595,000 (see Exhibit 1).

•
Free cash flow (cash provided by operating activities reduced by expenditures for prepublication costs, equipment, and intangibles; see Exhibit 2) for the six months was $1.4 million, compared to $2.2 million in the prior year.

Business Outlook

“Looking ahead to the full year, despite the softness in revenue for the second quarter, we are reaffirming our previously issued guidance.  We anticipate revenue to be between $30 million and $32 million, net income to be at a break-even level, Non-GAAP net income to be between $400,000 and $600,000, and free cash flow to be between $1.4 and $1.6 million,” commented Mr. Beckwith.

Use of Non-GAAP Financial Measures

Some of the measures in this press release are Non-GAAP financial measures within the meaning of SEC Regulation G. We believe that presenting Non-GAAP net income and Non-GAAP earnings per share and Free Cash Flow are useful to investors because they describe our operating performance and help gauge our ability to generate cash flow. We use these Non-GAAP measures as important indicators of our past performance and to plan and forecast performance in future periods. The Non-GAAP financial information presented may not be comparable to similarly titled financial measures used by other companies, and investors should not consider Non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Conference Call

We have scheduled a conference call today, January 12, 2012, at 11:00 A.M. Eastern Time. The call will be hosted by Brian Beckwith, President and Chief Executive Officer, and Michael DeMarco, Executive Vice President and Chief Financial Officer. A slide presentation highlighting points discussed in our conference call will also be available prior to the conference call through the investor relations section of our web site at www.peopleseducation.com.

Live Conference Call

Thursday, January 12, 2012 at 11:00am Eastern Time

US:	800-638-4930
International:	+1-617-614-3944
Participant Passcode:	34921295

Live Audio Webcast:  http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=4191662

Webcast Replay (available approximately two hours after conference call ends through
January 12, 2013)
http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=4191662

Dial-in Audio Replay (available approximately two hours after conference call ends through
October 19, 2012)

Dial In:	888-286-8010
International:	+1-617-801-6888
Passcode:	28002124

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc., is a publisher and marketer of print and digital educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

Test Preparation, Assessment and Instruction
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Test Preparation and Assessment: We create and sell state-customized print and digital test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests for grades 1-12.

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Instruction: We produce and sell proprietary state-customized print worktexts and print and web-based delivered assessments for grades 1-8. These products provide students with in-depth instruction and practice in reading, language arts, and mathematics. In addition, our backlist remedial and multicultural products are included in this group.

Literacy
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We distribute supplemental literacy materials for grades K-8. These materials include an extensive selection of leveled reading materials; high interest engaging resources for striving readers; series that integrate reading, science, and social studies; and selections and strategies for students who are in the process of learning English.

College Preparation
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We distribute and publish instructional materials that meet the required academic standards for high school honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers. We also publish our own proprietary college preparation supplements and ancillary materials.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in section 21E of the Securities Exchange Act of 1934) regarding the Company and its markets. These forward-looking statements involve a number of risks and uncertainties, including (1) changes in demand from customers, (2) changes in product or customer mix or revenues and in the level of operating expenses, (3) rapidly changing technologies and the Company's ability to respond thereto, (4) the impact of competitive products and pricing, (5) federal, state and local levels of educational spending, (6) the Company’s ability to retain qualified personnel, (7) the Company’s ability to retain its distribution agreements in the College Preparation and Literacy markets, (8) the sufficiency of the Company’s copyright protection, and (9) the Company’s ability to continue to rely on the services of a third-party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contact:

Peoples Education, Inc., Saddle Brook, NJ 07663
Press Contact: Victoria Kiely
Phone: 201-712-0090 ext. 215
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands-Except Share Data)	UNAUDITED		UNAUDITED
	November 30, 2011	May 31, 2011	November 30, 2010
ASSETS
Current Assets
Cash and Cash Equivalents	$24	$18	$34
Accounts Receivable, Net of Allowances for
Doubtful Accounts and Returns	1,613	2,745	2,190
Inventory, Net	3,143	3,196	3,673
Prepaid Expenses and Other	299	322	320
Prepaid Marketing Expenses	521	505	625
Deferred Income Taxes	476	1,136	632
Total Current Assets	6,076	7,922	7,474
Equipment - At Cost, Less Accumulated Depreciation of $2,532, $2,515 and $2,528, respectively	313	314	206
Other Assets
Deferred Prepublication Costs, Net	11,319	12,269	13,445
Deferred Income Taxes	1,160	501	402
Trademarks, Net	265	255	226
Prepaid Expenses and Other	81	108	131
Total Other Assets	12,825	13,133	14,204
Total Assets	$19,214	$21,369	$21,884

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$2,000	$2,000	$2,000
Accounts Payable	3,627	4,340	6,097
Accrued Compensation	259	394	199
Other Accrued Expenses	456	520	438
Deferred Revenue	498	438	534
Total Current Liabilities	6,840	7,692	9,268
Long Term Obligations, Less Current Maturities	6,844	8,234	6,315
Total Liabilities	13,684	15,926	15,583
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued	-	-	-
Common Stock, $0.02 par value; authorized 8,500,000 shares; issued, 4,481,434 shares for all periods reported	90	90	90
Additional Paid In Capital	8,390	8,305	8,146
Accumulated Deficit	(2,886)	(2,888)	(1,871)
Treasury Stock, 16,232 shares, at cost	(64)	(64)	(64)
Total Stockholders' Equity	5,530	5,443	6,301
Total Liabilities and Stockholders' Equity	$19,214	$21,369	$21,884

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands- Except Per Share Data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2011	2010	2011	2010

Revenue, Net	$4,568	$6,156	$16,619	$19,304

Cost of Revenue
Direct Costs	1,769	2,399	7,992	9,065
Prepublication Cost Amortization	1,258	1,239	2,625	2,533
Total	3,027	3,638	10,617	11,598

Gross Profit	1,541	2,518	6,002	7,706

Selling, General and Administrative Expenses	2,832	3,374	5,827	6,783

Income (Loss) from Operations	(1,291)	(856)	175	923

Other Expenses, Net	9	9	23	17
Interest Expense	79	58	149	159
Total	88	67	172	176

Income (Loss) Before Income Taxes	(1,379)	(923)	3	747

Income Tax Expense (Benefit)	(510)	(342)	1	276

Net Income (Loss)	$(869)	$(581)	$2	$471

Net Income (Loss) per Common Share
Basic	$(0.19)	$(0.13)	$0.00	$0.11
Diluted	$(0.19)	$(0.13)	$0.00	$0.11

Weighted-average Number of Common Shares Outstanding
Basic	4,465	4,465	4,465	4,464
Diluted	4,465	4,465	4,475	4,465

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Six Months Ended
	November 30,
	2011	2010
Cash Flows From Operating Activities
Net Income	$2	$471
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation	71	84
Amortization of Prepublication Costs and Trademarks	2,635	2,544
Stock-Based Compensation	85	22
Market Value Adjustment of Interest Rate Swap	(8)	16
Deferred Income Taxes	1	276
Changes in Assets and Liabilities
Accounts Receivable	1,132	800
Inventory	53	(82)
Prepaid Expenses and Other	50	(20)
Prepaid Marketing Expenses	(16)	17
Accounts Payable and Accrued Expenses	(912)	1,150
Deferred Revenue	60	130
Net Cash Provided By Operating Activities	3,153	5,408

Cash Flows From Investing Activities
Purchases of Equipment	(71)	(41)
Expenditures for Intangibles	(19)	(48)
Expenditures for Prepublication Costs	(1,675)	(3,114)
Net Cash Used In Investing Activities	(1,765)	(3,203)

Cash Flows From Financing Activities
Net Payments Under Line of Credit	(382)	(1,285)
Exercise of Stock Options	-	4
Principal Payments On Long Term Debt	(1,000)	(1,000)
Net Cash Used In Financing Activities	(1,382)	(2,281)

Net Increase (Decrease) in Cash and Cash Equivalents	6	(76)

Cash and Cash Equivalents
Beginning of Period	18	110
End of Period	$24	$34

Supplemental Cash Flow Information
Cash Payments for:
Interest	$157	$135

Exhibit 1

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss)

(In Thousands - Except Per Share Data)

	Three Months Ended		Six Months Ended
	11/30/2011	11/30/2010	11/30/2011	11/30/2010
Net Income (Loss)	$(869)	$(581)	$2	$471

Amortization of Prepublications Costs	1,258	1,239	2,625	2,533
Cash Expenditures for Prepublication Costs	(820)	(1,620)	(1,675)	(3,114)
Market Value Adjustment of Interest Rate Swap	(3)	(7)	(8)	16
Adjusted Income Tax Expense (Benefit)	(161)	144	(349)	209
Non-GAAP Net Income (Loss)	$(595)	$(825)	$595	$115

Basic Weighted Shares Outstanding	4,465	4,465	4,465	4,464

Non-GAAP Earnings Per Share	$(0.13)	$(0.18)	$0.13	$0.03

Exhibit 2

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(In Thousands)

	Three Months Ended		Six Months Ended
	11/30/2011	11/30/2010	11/30/2011	11/30/2010
Net Cash Provided by Operating Activities	$1,173	$986	$3,153	$5,408
Cash Expenditures for Equipment and Intangibles	(41)	(18)	(90)	(89)
Cash Expenditures for Prepublication Costs	(820)	(1,620)	(1,675)	(3,114)
Free Cash Flow	$312	$(652)	$1,388	$2,205